Exhibit 99.1

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2025 RESULTS

Net Sales Increased 9.3% to $2.8 Billion Compared to $2.6 Billion in the Prior Year Quarter

Comparable Sales Increased 6.7%

Net Income Increased to $260.9 Million or $5.78 Per Diluted Share

Bolingbrook, IL – August 28, 2025 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“second quarter”) and twenty-six-week period (“first six months”) ended August 2, 2025, compared to the same periods ended August 3, 2024.

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
(Dollars in millions, except per share data)	2025 (1)	2024	2025 (1)	2024
Net sales	$2,788.5	$2,552.1	$5,636.8	$5,277.9
Comparable sales	6.7%	(1.2%)	4.7%	0.2%
Gross profit (as a percentage of net sales)	39.2%	38.3%	39.1%	38.8%
Selling, general and administrative expenses	$741.7	$644.8	$1,452.4	$1,310.7
Operating income (as a percentage of net sales)	12.4%	12.9%	13.2%	13.8%
Diluted earnings per share	$5.78	$5.30	$12.49	$11.78

(1)	Includes the results of operations of Space NK since the July 10, 2025 acquisition.

“The Ulta Beauty team delivered strong results in the second quarter, including 6.7% comparable sales growth. Outstanding top line performance, fueled by growth across all major categories, drove market share growth and better-than-expected profitability,” said Kecia Steelman, president and chief executive officer. “I am proud of the Ulta Beauty team’s collective efforts to deliver great guest experiences in stores and across our digital channels.”

Steelman continued, “As we look to the future, we remain committed to executing our Ulta Beauty Unleashed strategy and strengthening our operating model. Our outlook for the remainder of the year reflects both the strength of our year-to-date performance and our caution around how consumer demand may evolve in the second half of the year. While near-term uncertainty persists, we’re staying focused on what we can control and on executing with excellence to deliver our uniquely Ulta Beauty experience.”

Second Quarter of Fiscal 2025 Compared to Second Quarter of Fiscal 2024

●	Net sales increased 9.3% to $2.8 billion compared to $2.6 billion, primarily due to increased comparable sales, the acquisition of Space NK, and new store contribution.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 6.7% compared to a decrease of 1.2%, driven by a 3.7% increase in transactions and a 2.9% increase in average ticket.
●	Gross profit increased 11.6% to $1.1 billion compared to $978.2 million. As a percentage of net sales, gross profit increased to 39.2% compared to 38.3%, primarily due to lower inventory shrink and higher merchandise margin, partially offset by deleverage of supply chain costs and other revenue.
●	Selling, general and administrative (SG&A) expenses increased 15.0% to $741.7 million compared to $644.8 million. As a percentage of net sales, SG&A expenses increased to 26.6% compared to 25.3%, primarily due to higher incentive compensation, store payroll and benefits, and corporate overhead.
●	Operating income was $344.9 million, or 12.4% of net sales, compared to $329.2 million, or 12.9% of net sales.
●	The tax rate was 24.5% compared to 24.3%.
●	Net income increased 3.3% to $260.9 million compared to $252.6 million.
●	Diluted earnings per share increased 9.1% to $5.78, including a $0.03 benefit due to income tax accounting for stock-based compensation, compared to $5.30.

First Six Months of Fiscal 2025 Compared to First Six Months of Fiscal 2024

●	Net sales increased 6.8% to $5.6 billion compared to $5.3 billion, primarily due to increased comparable sales, the acquisition of Space NK and new store contribution, partially offset by a decrease in other revenue.
●	Comparable sales increased 4.7% compared to an increase of 0.2%, driven by a 2.6% increase in average ticket and a 2.1% increase in transactions.
●	Gross profit increased 7.7% to $2.2 billion compared to $2.0 billion. As a percentage of net sales, gross profit increased to 39.1% compared to 38.8%, primarily due to lower inventory shrink, higher merchandise margin, and favorable channel mix shifts, partially offset by lower other revenue and deleverage of supply chain fixed costs.
●	SG&A expenses increased 10.8% to $1.5 billion compared to $1.3 billion. As a percentage of net sales, SG&A expenses increased to 25.8% compared to 24.8%, primarily due to deleverage of store payroll and benefits, higher incentive compensation, and higher store expenses.
●	Operating income was $746.6 million, or 13.2% of net sales, compared to $730.1 million, or 13.8% of net sales.
●	The tax rate was 24.5% compared to 23.7% primarily due to a reduced benefit from income tax accounting for stock-based compensation.
●	Net income was $565.9 million compared to $565.7 million.
●	Diluted earnings per share increased 6.0% to $12.49, including a $0.04 benefit due to income tax accounting for stock-based compensation, compared to $11.78, including a $0.10 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the second quarter of fiscal 2025 totaled $242.7 million.

Merchandise inventories, net at the end of the second quarter of fiscal 2025 increased 20.5% to $2.4 billion compared to $2.0 billion at the end of the second quarter of fiscal 2024. The increase was primarily due to inventory to support new brand launches, 62 net new Ulta Beauty stores, and the addition of 83 net new stores acquired with Space NK.

Short-term debt at the end of the second quarter of fiscal 2025 was $289.1 million, as the Company drew on its revolving credit facility primarily to support the acquisition of Space NK. At the end of the second quarter of fiscal 2024, the Company had no borrowings outstanding under the revolving credit facility.

Share Repurchase Program

During the second quarter of fiscal 2025, the Company repurchased 244,559 shares of its common stock at a cost of $109.5 million. During the first six months of fiscal 2025, the Company repurchased 1.2 million shares of its common stock at a cost of $468.3 million. As of August 2, 2025, $2.2 billion remained available under the $3.0 billion share repurchase program announced in October 2024.

Store Update

During the second quarter of fiscal 2025, the Company opened 24 new stores, relocated two stores, remodeled five stores, and closed two stores. During the first six months of fiscal 2025, the Company opened 30 new stores, relocated four stores, remodeled nine stores, and closed two stores. At the end of the second quarter of fiscal 2025, the Company operated 1,473 Ulta Beauty stores totaling 15.4 million square feet across the U.S., excluding the 83 stores in the U.K. and Ireland operated by Space NK.

Fiscal 2025 Outlook

For fiscal 2025, the Company plans to:

	Prior Fiscal 2025 Outlook	Updated Fiscal 2025 Outlook
Net sales	$11.5 billion to $11.7 billion	$12.0 billion to $12.1 billion
Comparable sales	0% to 1.5%	2.5% to 3.5%
New stores, net	approximately 60	approximately 63
Remodel and relocation projects	40-45	43-48
Operating margin	11.7% to 11.8%	11.9% to 12.0%
Diluted earnings per share	$22.65 to $23.20	$23.85 to $24.30
Share repurchases	approximately $900 million	no change
Interest, net	approximately $6 million of interest income	approximately $4 million of interest expense
Effective tax rate	approximately 24.5%	no change
Capital expenditures	$425 million to $500 million	no change
Depreciation and amortization expense	$290 million to $300 million	approximately $300 million

Conference Call Information

A conference call to discuss second quarter of fiscal 2025 results is scheduled for today, August 28, 2025, at 4:30 p.m. Eastern Time / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to register for the live event at https://q2-2025-ulta-beauty-earnings-conference-call.open-exchange.net/.

A replay will be available on the company's Investor Relations website at https://www.ulta.com/investor. There will also be an archived webcast available for a limited time thereafter.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest specialty beauty retailer in the U.S. and a leading destination for cosmetics, fragrance, skin care, hair care, wellness and salon services. Since opening its first store in 1990, Ulta Beauty has grown to approximately 1,500 stores across the U.S. and redefined beauty retail by bringing together All Things Beauty. All in One Place®. With an expansive product assortment, professional salon services and its beloved Ulta Beauty Rewards loyalty program, the company delivers seamless, personalized experiences across stores, Ulta.com and the Ulta Beauty App – where the possibilities are truly beautiful. Ulta Beauty is also expanding its presence internationally through a joint venture in Mexico, a franchise in the Middle East, and its subsidiary, Space NK, a luxury beauty retailer operating in the U.K. and Ireland. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation and elevated interest rates, as well as prior labor, transportation, and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts, especially when combined with increased tariffs);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of macroeconomic conditions, tariffs, and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan, including our international expansion in Mexico, the Middle East, the U.K., and Ireland;
●	the ability to execute our operational excellence priorities, including continuous improvement and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment center, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;

●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the possibility that we will not realize the anticipated benefits of the acquisition of Space NK for any reason, including due to challenges with integration and/or achieving anticipated acquisition synergies;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters, which could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results which could lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 1, 2025, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Senior Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	August 2,		August 3,
	2025		2024
	(Unaudited)		(Unaudited)
Net sales	$2,788,469	100.0%	$2,552,087	100.0%
Cost of sales	1,696,773	60.8%	1,573,910	61.7%
Gross profit	1,091,696	39.2%	978,177	38.3%

Selling, general and administrative expenses	741,737	26.6%	644,821	25.3%
Pre-opening expenses	5,105	0.2%	4,155	0.2%
Operating income	344,854	12.4%	329,201	12.9%
Interest income, net	(1,413)	(0.1%)	(4,526)	(0.2%)
Income before income taxes and equity net loss of affiliate	346,267	12.4%	333,727	13.1%
Income tax expense	84,795	3.0%	81,171	3.2%
Income before equity net loss of affiliate	261,472	9.4%	252,556	9.9%
Equity net loss of affiliate	597	0.0%	—	0.0%
Net income	$260,875	9.4%	$252,556	9.9%

Net income per common share:
Basic	$5.80		$5.32
Diluted	$5.78		$5.30

Weighted average common shares outstanding:
Basic	44,955		47,505
Diluted	45,112		47,667

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	August 2,		August 3,
	2025		2024
	(Unaudited)		(Unaudited)
Net sales	$5,636,836	100.0%	$5,277,935	100.0%
Cost of sales	3,430,921	60.9%	3,229,978	61.2%
Gross profit	2,205,915	39.1%	2,047,957	38.8%

Selling, general and administrative expenses	1,452,350	25.8%	1,310,734	24.8%
Pre-opening expenses	6,934	0.1%	7,074	0.1%
Operating income	746,631	13.2%	730,149	13.8%
Interest income, net	(4,960)	(0.1%)	(11,426)	(0.2%)
Income before income taxes and equity net loss of affiliate	751,591	13.3%	741,575	14.1%
Income tax expense	184,439	3.3%	175,906	3.3%
Income before equity net loss of affiliate	567,152	10.1%	565,669	10.7%
Equity net loss of affiliate	1,225	0.0%	—	0.0%
Net income	$565,927	10.0%	$565,669	10.7%

Net income per common share:
Basic	$12.53		$11.83
Diluted	$12.49		$11.78

Weighted average common shares outstanding:
Basic	45,158		47,815
Diluted	45,297		48,022

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 2,	February 1,	August 3,
	2025	2025	2024
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$242,745	$703,201	$413,962
Receivables, net	224,412	223,334	200,863
Merchandise inventories, net	2,407,051	1,968,214	1,998,286
Prepaid expenses and other current assets	165,963	129,113	132,023
Prepaid income taxes	28,877	4,946	53,607
Total current assets	3,069,048	3,028,808	2,798,741

Property and equipment, net	1,332,503	1,239,295	1,225,850
Operating lease assets	1,682,151	1,609,870	1,599,735
Goodwill	392,606	10,870	10,870
Other intangible assets, net	5,466	204	357
Deferred compensation plan assets	50,550	47,951	46,280
Other long-term assets	98,324	64,695	55,575
Total assets	$6,630,648	$6,001,693	$5,737,408

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$708,655	$563,761	$566,904
Accrued liabilities	460,232	380,241	348,042
Deferred revenue	460,187	500,585	394,987
Current operating lease liabilities	282,593	288,114	281,301
Accrued income taxes	—	46,777	—
Short-term debt	289,101	—	—
Total current liabilities	2,200,768	1,779,478	1,591,234

Non-current operating lease liabilities	1,716,133	1,635,120	1,647,698
Deferred income taxes	49,158	42,593	88,461
Other long-term liabilities	60,729	56,149	61,855
Total liabilities	4,026,788	3,513,340	3,389,248

Commitments and contingencies

Total stockholders’ equity	2,603,860	2,488,353	2,348,160
Total liabilities and stockholders’ equity	$6,630,648	$6,001,693	$5,737,408

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 2,	August 3,
	2025	2024
	(Unaudited)	(Unaudited)
Operating activities
Net income	$565,927	$565,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,198	130,053
Non-cash lease expense	183,528	163,481
Deferred income taxes	2,232	2,540
Stock-based compensation expense	20,338	19,272
Loss on disposal of property and equipment	4,689	5,204
Equity net loss of affiliate	1,225	—
Change in operating assets and liabilities:
Receivables	(198)	7,076
Merchandise inventories	(366,091)	(256,150)
Prepaid expenses and other current assets	(21,657)	(16,425)
Income taxes	(70,406)	(60,666)
Accounts payable	98,115	29,715
Accrued liabilities	(3,881)	(33,634)
Deferred revenue	(44,418)	(41,604)
Operating lease liabilities	(180,316)	(170,779)
Other assets and liabilities	(15,742)	15,127
Net cash provided by operating activities	316,543	358,879

Investing activities
Capital expenditures	(155,988)	(186,301)
Acquisitions, net of cash acquired	(386,793)	—
Other investments	(17,130)	(5,091)
Net cash used in investing activities	(559,911)	(191,392)

Financing activities
Borrowings from short-term debt	593,641	—
Payments on short-term debt	(333,100)	—
Repurchase of common shares	(479,242)	(501,768)
Stock options exercised	14,851	9,196
Purchase of treasury shares	(13,238)	(23,459)
Debt issuance costs	—	(4,088)
Net cash used in financing activities	(217,088)	(520,119)

Net decrease in cash and cash equivalents	(460,456)	(352,632)
Cash and cash equivalents at beginning of period	703,201	766,594
Cash and cash equivalents at end of period	$242,745	$413,962

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at end
Fiscal 2025	quarter	quarter	quarter	of the quarter (1)
1st Quarter	1,445	6	0	1,451
2nd Quarter	1,451	24	2	1,473

(1)Excludes 83 stores in the U.K. and Ireland operated by Space NK as of the second quarter of fiscal 2025.

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2025	the quarter	quarter	during the quarter	quarter
1st Quarter	15,110,170	53,037	0	15,163,207
2nd Quarter	15,163,207	212,267	21,926	15,353,548

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	August 2,	August 3,
	2025 (1)	2024
Cosmetics	38%	39%
Skincare and wellness	25%	24%
Haircare	19%	20%
Fragrance	12%	11%
Services	4%	4%
Other	2%	2%
	100%	100%

	26 Weeks Ended
	August 2,	August 3,
	2025 (1)	2024
Cosmetics	39%	40%
Skincare and wellness	25%	24%
Haircare	19%	19%
Fragrance	11%	11%
Services	4%	4%
Other	2%	2%
	100%	100%

(1)Excludes the impact of Space NK net sales for the 13 and 26 weeks ended August 2, 2025.